Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES CLOSURE OF HARRIS NO. 1 MINE
ST. LOUIS, June 21 — Patriot Coal Corporation (NYSE: PCX) reported today that its operating subsidiary, Eastern Associated Coal, LLC, has terminated mining operations at its Harris No. 1 mine near Wharton, West Virginia as a result of sudden adverse geologic conditions in the primary conveyor belt and travel entries of the mine. The Company determined today that the current and anticipated geologic conditions have caused continued mining operations to become impractical. Therefore, the Company intends to permanently close the mine.
     The Harris No. 1 mine was nearing the end of its projected mining life and was scheduled for closure in 2011. “The decision today accelerated this impending closing, and although earlier than we would have liked, is the right decision considering conditions at the mine now and what we could experience in the coming months,” said Chief Executive Officer Richard M. Whiting. A limited number of personnel will remain at the mining operation to close and reclaim the mine site in accordance with state and federal regulations.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; coal mining laws and regulations; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of deliveries by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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